UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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VAXART, INC.

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Vaxart Enters Cooperation Agreement with Stockholder Group and Announces Board and Corporate Governance Enhancements

Company to Appoint Mutually Agreed Upon Independent Director; Forms Stockholder Engagement and Clinical and Regulatory Affairs Committees

Stockholder Group Withdraws Director Nominations

SOUTH SAN FRANCISCO, Calif., July 1, 2026 -- Vaxart, Inc. (OTCQX: VXRT) (“Vaxart” or the “Company”), a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform, today announced a resolution to the proxy contest in connection with the Company’s 2026 Annual Meeting of Stockholders, reflecting a commitment to value creation, strong corporate governance and constructive engagement with stockholders.

Vaxart will initiate a search for an additional independent director to be conducted within 90 days of the conclusion of the 2026 Annual Meeting. Pursuant to a cooperation agreement between the Company and stockholders Daniel P. Houle, Mark Silverberg, DDS, MD, Matthew M. Wallace, MD, Patrice Raffy, Marc Eustace Pereira and Q3 Nominees Pty Ltd. (the “Stockholder Group”), the Company will work with the Stockholder Group to identify a mutually agreeable candidate to be appointed to the Board. The Stockholder Group has also agreed under the cooperation agreement to withdraw the director nominations of Mr. Houle, Dr. Silverberg and Dr. Wallace in connection with the 2026 Annual Meeting.

The cooperation agreement additionally provides for the formation of a Stockholder Engagement Committee and a Clinical and Regulatory Affairs Committee, Board committee refreshment, including the selection of new chairs for the Nominating and Governance and Compensation Committees, the adoption of director stock ownership and resignation policies, as well as certain customary standstill, voting, engagement and other provisions.

“Vaxart is approaching a series of important value-inflection milestones, and these actions enable the Company to move forward with a unified focus on executing its strategy,” said W. Mark Watson, Lead Independent Director of Vaxart’s Board. “We appreciate the constructive dialogue with the Stockholder Group toward our shared goal of creating value and are pleased to resolve our proxy contest so we can dedicate our full resources and attention to advancing our pipeline with stockholder interests in mind. We believe these governance enhancements will reinforce the continuity of experienced oversight needed as Vaxart enters its next phase of growth.”

The Stockholder Group commented, “We are pleased to have reached an agreement that enhances Vaxart’s corporate governance and engagement with stockholders. We have long believed in the potential of Vaxart’s science and differentiated oral vaccine platform. The actions announced today strengthen Board oversight and accountability and give us confidence that Vaxart is positioned to unlock significant value for stockholders.”

The cooperation agreement will be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

Goodwin Procter LLP and Thompson Hine LLP are serving as legal advisors and Joele Frank, Wilkinson Brimmer Katcher is serving as strategic communications advisor to Vaxart. Olshan Frome Wolosky LLP is serving as legal advisor to the Stockholder Group.

About Vaxart

Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using pills that can be stored and shipped without refrigeration and eliminate the risk of needle-stick injury. Vaxart believes that its proprietary pill vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the Company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Vaxart’s development programs currently include pill vaccines designed to protect against coronavirus, norovirus, and influenza, as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immune-oncology indication. Vaxart has filed broad domestic and international patent applications covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” provisions created by those sections, that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Vaxart’s strategy, prospects, plans and objectives, results from preclinical and clinical trials, commercialization agreements and licenses, and beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “should,” “believe,” “could,” “potential,” “will,” “expected,” “anticipate,” “plan,” “target,” “seek,” “intend,” “may,” “predict,” “project,” “would,” and other words and terms of similar meaning. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, including uncertainties inherent in research and development and other risks and uncertainties described in the “Risk Factors” sections of Vaxart’s most recent Annual Report on Form 10-K, as amended, and Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. Vaxart undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

Important Additional Information and Where to Find It

Vaxart has filed a definitive proxy statement and form of white proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for the 2026 Annual Meeting of Stockholders (the “Annual Meeting”). Stockholders are able to obtain the Company’s proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at the Company’s website at https://investors.vaxart.com/financials-filings/sec-filings.

Investor Contact

Michael Fein

Campaign Management

(855) 264-1527

Media Contact

Aaron Palash / Adam Pollack

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

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